Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (nos. 333-109905 and 333-113167) of Anacomp, Inc. of our report dated November 18, 2004, with respect to the consolidated financial statements of Anacomp, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2004.

/s/ Ernst & Young LLP

December 14, 2004